                                                                   EXHIBIT 13(i)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the inclusion in Post-Effective Amendment No. 48 to the Registration Statement on Form N-3 (File No. 2-34420) of our report dated February 5, 1996, on our audits of the financial statements of New England Variable Annuity Fund I as of December 31, 1995, and for the two years in the period then ended and of the selected per unit data and ratios for the five years in the period then ended. We also consent to the inclusion of our report dated February 5, 1996, on our audits of the financial statements of New England Mutual Life Insurance Company as of December 31, 1995 and 1994, and for the two years in the period ended. We also consent to the reference to our Firm under the captions "Per Unit Income and Capital Changes" in the Prospectus and "Experts" in the "Statement of Additional Information" in this Post-Effective Amendment.



                                       Coopers & Lybrand



Boston, Massachusetts
March 26,1996